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                                                                     Exhibit 5.1







                        [SULLIVAN & CROMWELL LETTERHEAD]







                                                      November 2, 2000



Pharmacia Corporation,
    100 Route 206 North,
         Peapack, New Jersey 07977.


Ladies and Gentlemen:

              In connection with the registration under the Securities Act of 1933, as amended (the "Act") of (a) 2,249,657 shares of Common Stock, par value $2.00 per share (the "Shares"), of Pharmacia Corporation, a Delaware corporation (the "Company"), issuable, as the case may be, (i) upon conversion of the 12% Senior Convertible Notes due 2002 of SUGEN, Inc., a Delaware corporation ("SUGEN"), (the "12% Notes"), (ii) upon exercise of the warrant notes (the "Warrant Notes") which were issued upon exercise of SUGEN's 12% Senior Convertible Note Purchase Warrants, (iii) upon exercise of the Company's Common Stock Purchase Warrants (the "Pharmacia Common Stock Purchase Warrants") that may be issued upon redemption of the 12% Notes and Warrant Notes, and (iv) upon exercise of SUGEN's 1997 Common Stock Purchase
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Pharmacia Corporation                                                       -2-


Warrants (the "1997 Common Stock Purchase Warrants"), and (b) the associated preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of December 19, 1999 (the "Rights Agreement"), between the Company and EquiServe Trust Company N.A., as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

              (1) Upon issuance in accordance with the terms of the 12% Notes, the Shares issued upon conversion of the 12% Notes will be validly issued, fully paid and nonassessable.

              (2) Upon issuance in accordance with the terms of the Warrant Notes, the Shares issued upon exercise of the Warrant Notes will be validly issued, fully paid and nonassessable.

              (3) Upon issuance in accordance with the terms of the Pharmacia Common Stock Purchase Warrants, the Shares issued upon exercise of the Pharmacia Common Stock Purchase Warrants will be validly issued, fully paid and nonassessable.
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Pharmacia Corporation                                                        -3-


              (4) Upon issuance in accordance with the terms of the 1997 Common Stock Purchase Warrants, the Shares issued upon exercise of the 1997 Common Stock Purchase Warrants will be validly issued, fully paid and nonassessable.

              Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights thereunder would be in the best interest of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when Shares are issued pursuant to Stock Awards granted pursuant to the Plan or upon the exercise of options granted pursuant to the Plan, the Rights attributable to the Shares will be validly issued.

              The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of California, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
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Pharmacia Corporation                                                        -4-


              We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                            Very truly yours,

                                            /s/ Sullivan & Cromwell